Exhibit 14
KELLY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

August 3, 2015

The Board of Directors (the "Board") of Kelly Services, Inc. (“the Company") has adopted the following Code of Business Conduct and Ethics (the “Code”) for itself and the officers and employees of the Company and its subsidiaries.

The Code is intended to help us recognize and deal with ethical issues, deter wrongdoing, provide mechanisms to report and prevent dishonest or unethical conduct and foster a culture of honesty and accountability.

Each of us has a personal responsibility to conduct ourselves, and ensure that our suppliers, agents and representatives are aware of their obligation to conduct themselves, in a legal, ethical way and to comply with both the letter and the spirit of this Code.

No code or policy can anticipate every situation that may arise. This Code is intended to serve as a guide. Employees are encouraged to ask their manager questions about particular circumstances that may involve the provisions of this Code. Employees also may present their questions to the Vice President, Internal Audit, or the General Counsel.

Conflict of Interest

A "conflict of interest" occurs when our individual private interests interfere, or appear to interfere, in any way with the interests of the Company. Each of us must avoid conflicts of interest with the Company.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which we should refrain, are:

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an employee or a family member receiving an improper personal benefit as a result of the employee’s position with the Company. A “family member” means a spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone who resides in an employee’s home;

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knowingly engaging in any conduct or activity that is inconsistent with the Company's best interests or that disrupts or impairs the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship;

•	accepting compensation, in any form, from any source other than the Company, which affects job performance in any way;

•
offering, giving or receiving gifts to or from anyone who deals with the Company in cases where the gift is being made to influence our actions in our position with the Company, or where acceptance of the gifts could create the appearance of an impropriety.

Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Vice President, Internal Audit, or the General Counsel.

Directors and executive officers must seek determination and prior authorization or approval of potential conflicts of interest from the Audit Committee.

Anti-Bribery/Anti-Corruption

Each of us has an obligation to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) as well as all other country specific anti-bribery and anti-corruption laws. You may not give, promise or offer anything of value, no matter how small, to any customer, government employee or other person for the purpose of improperly influencing a decision, securing an advantage, avoiding a disadvantage or obtaining or retaining business. If you engage in such behavior, you expose yourself and the company to civil and/or criminal liability, significant reputational harm and undermine the trust that our customers, shareholders and communities have placed in us. Each of us is required to take the FCPA and anti-bribery training provided by the Company and to certify compliance with the principles outlined in the training and this Code yearly. Any suspected violation should be reported immediately through Kelly Services’ Business Conduct & Ethics Reporting Program at 877.978.0049 or https://www.integrity-helpline.com/kellyservices.jsp or for Europe, https://www.financial-integrity.com/kellyserviceseu.jsp or to the Vice President, Internal Audit.

Corporate Opportunities

Each of us has a responsibility to the Company to advance its legitimate interests.
We must not:

•	personally take for ourselves or divert to others opportunities that are discovered through the use of Company property, information or our respective position;

•	use Company employees, property, information or our respective positions for personal gain; or

•	compete with the Company, directly or indirectly, for business opportunities.

Confidentiality and Privacy

Each of us must maintain the confidentiality and privacy of information and personal data entrusted to us by the Company, our customers, employees, applicants, and candidates and comply with Kelly’s global Privacy Statement which is found at http://www.kellyservices.com.

Protection and Proper Use of Company Assets

We must each protect the Company's assets and ensure their efficient use. No one is to use Company assets for personal benefit.

Fair Dealing

We have a responsibility to deal fairly with each other and our customers, employees, applicants, candidates, and suppliers. No one must take unfair advantage of anyone else through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other unfair dealing practices.

Behavior in the Workplace

Kelly is committed to maintaining a work environment which promotes individual dignity and mutual respect. Inappropriate behavior in the workplace, which extends to business travel and after-hour Company sponsored events, will result in disciplinary action, up to and including termination.

Any hostile conduct directed at an individual based on his or her gender, ethnicity, national origin, religion, disability, age or sexual orientation is expressly prohibited. Sexual advances, requests for sexual favors, and other unwanted verbal or physical conduct or communication of a sexual nature is considered inappropriate behavior in the workplace and will not be tolerated.

To avoid perceptions of favoritism, conflicts of interest, lack of confidentiality, unfair treatment, or potential liability, 1) a relative of an employee, 2) a person living in the household of an employee, or 3) a person in a dating, sexual, romantic, or other intimate relationship with an employee, should not be hired or transferred into a position that results in him or her being in the same chain of command as that employee without the prior written approval of the CHRO or HR Designee.  In the event circumstances develop between employees that would have required the written approval noted above, both employees are required to report the circumstance to the CHRO or HR Designee.

Compliance with Laws, Rules and Regulations

Each of us shall, and shall ensure that our suppliers, agents and representatives are aware of their obligation to, comply with all laws, rules, regulations applicable to the Company including the Foreign Corrupt Practices Act and other anti-corruption and anti-bribery laws, labor and employment laws, antitrust laws and insider trading laws, applicable health, safety and environmental laws, applicable data privacy and protection laws and all policies established by the Company.

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code as it applies to individual Directors or Executive Officers must be made by the Board of Directors and will be disclosed in accordance with applicable federal law and the Nasdaq Market Place Rules. Requests for waivers of the Code as it applies to officers and employees must be made in writing to the Vice President, Internal Audit or the General Counsel and must be confirmed in writing.

Anti-Human Trafficking

Kelly has a zero-tolerance policy against all forms of human trafficking and related activities. Kelly is committed to globally protecting against trafficking in any persons, including employees and candidates. Kelly’s policy statement regarding Human Trafficking is available on the Company’s website at http://kellyservices.com/Global/Human-Trafficking-Policy/

Reporting Dishonest or Unethical Behavior

When in doubt about the best course of action in a particular situation, employees should talk to their managers or other appropriate personnel. Known or suspected violations of laws, rules and regulations applicable to the Company, of this Code or any Company policy must be promptly reported to Kelly Services’ Business Conduct & Ethics Reporting Program at 877.978.0049 or https://www.integrity-helpline.com/kellyservices.jsp or https://www.financial-integrity.com/kellyserviceseu.jsp for Europe. Subject to applicable laws, anonymous reporting will be permitted through Kelly’s Business Code and Ethics Reporting Program. Retaliation of any kind against any Director, officer or employee for reports made in good faith is expressly prohibited and will result in corrective action, including termination of employment.

It is the Company’s responsibility to conduct a prompt investigation of any complaint of a violation or alleged violation of this Code. If an employee does not feel that a reported violation has been addressed, he or she should follow up through the Kelly Business Code and Ethics Reporting Program described above or directly with the Vice President, Internal Audit, or the General Counsel.

Public Company Reporting

The Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and their designees (the “senior financial officers”) have the additional responsibility to file with the U.S. Securities and Exchange Commission full, fair, timely and understandable reports and documents; these same disclosure requirements apply to all of the Company’s public communications. In addition to the reporting requirements set forth elsewhere in this Code, senior financial officers must report any known or suspected violations of the Code to the Audit Committee.

Failure to Comply; Compliance Procedures

The failure by any Director, officer or employee to comply with the laws, rules or regulations governing the Company's business, this Code or any Company policy will constitute grounds for corrective action, up to and including termination of employment or engagement. Reports of known or suspected violations will be promptly investigated by the appropriate function, which may include Audit, Human Resources or Law.

Reviewed and adopted by Board of Directors August 3, 2015.

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